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                                                                   Exhibit 10(b)



                                AMENDMENT NO. 1
                                     TO THE
                              CLEVELAND-CLIFFS INC
                      SUPPLEMENTAL RETIREMENT BENEFIT PLAN
              (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001)

     WHEREAS, Cleveland-Cliffs Inc ("Cleveland-Cliffs") as established the Cleveland-Cliffs Inc Supplemental Retirement Benefit Plan (the "Plan"); and

     WHEREAS, Cleveland-Cliffs has reserved in Paragraph 7.A of the Plan the right to amend the Plan.

     NOW THEREFORE, Cleveland-Cliffs hereby amends the Plan as follows:

     1.   Paragraph 3 of the Plan is amended to read:

     3.   PAYMENT OF THE SUPPLEMENT PENSION PLAN BENEFIT

          A. A Participant's (or his Beneficiary's) Supplemental Pension Plan Benefit (calculated as provided in paragraph 2) shall be converted, at the end of each calendar year (or more frequently as determined by the Compensation and Organization Committee of the Board of Directors of Cleveland-Cliffs (the "Committee"))into a lump sum of equivalent actuarial value. The equivalent actuarial value at the end of each calendar year (or more frequently as determined by the Committee) shall be determined by the actuary selected by Cleveland-Cliffs based on the "Applicable Mortality Table" used from time to time under Section 417(e) of the Code, the Pension Benefit Guaranty Corporation interest rate for immediate annuities then in effect (the "PBGC Rate"), and other factors then in effect for purposes of the Pension Plan.

          B. Changes to the "Applicable Mortality Table" after January 1, 2001 shall be applicable only to Participants who are active employees of the Employers on or after the effective date of such changes. As a result of changes in the "Applicable Mortality Table", any incremental increase in the actuarial value of Supplemental Pension Plan Benefits previously distributed to eligible Participants will be distributed as soon as practical following such change.

          C. A Participant's unpaid Supplemental Pension Plan Benefit accrued at the end of each calendar year (or more
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          frequently as determined by the Committee) shall be distributed to the
          Participant as soon as practicable following such date. Except as provided in the preceding sentence, a Participant's incremental Supplemental Pension Plan Benefit accrued for each calendar year commencing with 2001 shall be distributed to him as soon as practicable following the end of such year.

     2. EFFECTIVE DATE. This Amendment No. 1 shall apply to and be effective only for Participants who are active employees of the Employers on or after November 13, 2001, and shall be effective for such Participants for all benefit determinations under Paragraph 2 and payments under Paragraph 3 of the Plan on or after January 1, 2001.

     IN WITNESS WHEREOF, Cleveland-Cliffs Inc, pursuant to the order of its Board of Directors, has executed this Amendment No. 1 to the Amended and Restated Supplemental Retirement Benefit Plan (as Amended and Restated Effective January 1, 2001) at Cleveland, Ohio, as of the 13th day of November, 2001.

                                        CLEVELAND-CLIFFS INC


                                        By:  /s/ R. L. Kummer
                                             ----------------------------------
                                             Vice President - Human Resources